EXHIBIT 99.1

NEWS RELEASE Contact: Chuck McArthur, President and CEO cmcarthur@ufeonline.com 432-571-8000
FOR IMMEDIATE RELEASE	Lisa Elliott / lelliott@drg-e.com DRG&E / 713-529-6600

UNITED FUEL COMPLETES SC FUELS TRANSACTION

Midland, Texas - October 11, 2007 - United Fuel & Energy Corporation (OTCBB: UFEN), a leading distributor of gasoline, diesel, propane and lubricant products to customers in the markets of the southwestern and south central U.S., today announced that it has completed the acquisition of Cardlock Fuels System, Inc., the cardlock operations of SC Fuels. The acquired operations include 23 unattended fueling facilities located throughout Southern California and a fleet fuel cards business with over 43,000 cards distributed.

Based in California, SC Fuels is privately owned by Frank Greinke, who has built one of the largest petroleum distributors in the Western U.S. As consideration for the acquisition, United Fuel has issued 24.6 million shares of United Fuel & Energy common stock to Frank Greinke at a price of $1.50 per share. The shares carry certain limitations on voting for one year. With the closing of the transaction, United Fuel & Energy now has 39.4 million shares of common stock issued and outstanding. On a fully diluted basis, accounting for the conversion of all outstanding preferred shares, Frank Greinke owns or controls approximately 52% of the Company, based on 47.6 million diluted shares. Additionally, in a related transaction, United Fuels Investment, L.P. (an SC Fuels affiliate) has agreed to acquire 450,000 newly issued common shares at a price of $1.51 per share. Effective with the closing, Frank Greinke has become the Chairman of the Board of Directors of United Fuel & Energy. Tom Kelly will continue as a director of the company and assume the title of Vice-Chairman and Founder of United Fuel.

Chuck McArthur, United Fuel & Energy’s President and Chief Executive Officer stated, “We are excited to have completed the transaction with SC Fuels and are working closely with Frank to integrate this highly profitable operation into our business. In fact, we are already benefiting from Frank’s extensive knowledge of the fuel distribution industry as he helps us maximize our opportunities. We appreciate the confidence he has demonstrated in our business strategy and future opportunities by completing the transaction on an all stock basis. Through this combination, we have broadened our footprint in the Western U.S., diversified our offerings into urban markets, enhanced our operations to further increase efficiencies and substantially increased the size of our company to provide a bigger platform from which to grow. Due to the accretive nature of this transaction and the anticipated positive impact from several other acquisitions that we have integrated into the Company in 2007, we are expecting much improved results in 2008. We are continuing to analyze the financial impact of this acquisition and will be able to provide a clearer picture of our future financial expectations in our third quarter earnings announcement,” added McArthur.

About United Fuel & Energy
United Fuel & Energy, based in Midland, Texas, is engaged in the business of distributing gasoline, diesel, propane and lubricant products primarily in certain markets of Texas, California, New Mexico, Arizona and Oklahoma. United Fuel represents the consolidation of numerous companies, the most significant of which are the Eddins-Walcher Company and Cardlock Fuels System. United Fuel intends to continue to expand its business through strategic acquisitions and organic growth initiatives.

United Fuel currently engages in the following activities:

•	Card-lock operation (unattended re-fueling of commercial vehicles).
•	Wholesale fuels and lubricants (to commercial customers).
•	Propane distribution (to commercial and residential users).

United Fuel conducts its operations through over 25 branch locations and over 100 card-lock (unattended) fuel sites. For more information, please visit the Company’s website at www.ufeonline.com or to request future press releases via email, go to http://www.b2i.us/irpass.asp?BzID=1318&to=ea&Nav=1&S=0&L=1.

Safe Harbor Statement
This press release contains forward-looking statements based on current United Fuel management expectations. Actual outcomes could differ materially from such statements expressed or implied herein as a result of a variety of factors including, but not limited to: weather, levels of oil and gas drilling and general industrial activity in United Fuel’s area of operations, changes in oil and gas prices, risks associated with acquiring other businesses, the price of United Fuel’s products, availability of financing and interest rates, competition, changes in, or failure to comply with, government regulations, costs, uncertainties and other effects of legal and other administrative proceedings, general economic conditions and other risks and uncertainties that are set forth in the “Risk Factors” section of United Fuel’s SEC filings. As a result, this press release should be read in conjunction with periodic filings United Fuel makes with the SEC. The forward looking statements contained herein are made only as of the date of this press release, and United Fuel does not undertake any obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.

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